Exhibit 10.1

Agency Agreement

Warrantee Inc. (hereinafter referred to as "Warrantee") and Paygene Co., Ltd. (hereinafter referred to as "Paygene") hereby execute this agency agreement (hereinafter referred to as this "Agreement") as follows.

Article 1 (Role of both parties)

Warrantee will provide clinic information (including name and contact information of each clinic) to Paygene in accordance with the provisions of this Agreement, and Paygene will utilize the clinic information received from Warrantee to set up meetings with the clinics as requested by end customers.

Article 2 (Legal Status)

Paygene and Warrantee are independent parties, and nothing contained herein shall create any kind of joint venture, partnership, franchise, or employment relationship.

Article 3 (Payment of agency fee)

1.	Paygene will pay Warrantee 16 million yen (tax included) per month in return for the clinic information. However, if Warrantee delivers more than 40 cases within a certain month, Paygene will pay an additional amount equal to the billing unit price of 400,000 yen (tax included) multiplied by the difference by which the actually delivered case number exceeds 40; and if Warrantee delivers less than 40 cases within a certain month, Warrantee’s fee will be reduced by an amount equal to the billing unit price of 400,000 yen (tax included) multiplied by the difference by which 40 exceeds the actually delivered case number.

2.	Warrantee will calculate the consideration set forth in the preceding paragraph at the end of each month and will send a statement and invoice to Paygene within 2 business days of the following month, and Paygene will pay the relevant amount by the due date specified in the invoice.

Article 4 (Delivery of clinic information)

1.	After processing and screening the clinic information for Paygene, Warrantee shall deliver the processed and screened information to Paygene in writing by mail, and Paygene shall promptly conduct the inspection of the said information and then notify Warrantee of the inspection results. Acceptance is completed when this inspection is cleared.

2.	After completion of the acceptance set forth in the preceding paragraph, Paygene shall not be able to make any claims for contract nonconformity or any other claims to Warrantee regardless of the success or failure of the meetings with the clinics and/or end customers by Paygene.

3.	If the delivered information does not pass the inspection in accordance with Paragraph 1 of this Article 4, Warrantee shall re-perform the processing and screening work at its own expense and promptly deliver the clinic information to Paygene again. For such deliveries, Paygene shall inspect the deliveries in accordance with Paragraph 1 of this Article 4.

Article 5 (Confidentiality)

1.	Paygene and Warrantee will keep all information disclosed by the other party (hereinafter referred to as "Confidential Information") confidential and will not disclose or divulge it to any third party without the prior written consent of the other party.

2.	None of the following shall be included in "Confidential Information":

(1)	Information that was publicly known when the disclosure was received;

(2)	Information that became publicly known after receiving the disclosure, without the negligence of the recipient or the breach of this Agreement;

(3)	Information that the recipient knew before receiving the disclosure;

(4)	Information that was legally obtained from a third party with legitimate authority without restrictions on disclosure; and

(5)	Information that was developed independently without using the disclosed information.

3.	This Article 5 shall be valid for 5 years after the termination of this Agreement.

Article 6 (Termination)

1.	Paygene and Warrantee may immediately terminate all or part of this Agreement without giving notice or performing their own obligations if the other party falls under any of the items of this paragraph. In such case, the termination shall not preclude the terminating party from claiming for damages against the violating party.

(1)	If it breaches this Agreement and the breach is not cured within 30 days after notification of the request from the counterparty.

(2)	When there is a petition, against either party, for seizure, provisional seizure, provisional disposition, public sale disposition, tax delinquency disposition or other dispositions of public authority, or commencement of bankruptcy proceedings, the commencement of civil rehabilitation proceedings, the commencement of corporate reorganization proceedings, the commencement of special liquidation proceedings or other similar legal bankruptcy proceedings.

(3)	If, in a case where a party commits fraudulent acts or other similarly inappropriate acts Warrantee or Paygene is notified thereof, the issue is not resolved even though the solution has been discussed in good faith between Paygene and Warrantee.

2.	If Paygene or Warrantee falls under any of the items in the preceding paragraph, the violating party must immediately pay any and all amount owed to the other party under the Agreement to the other party.

Article 7 (Exclusion of Anti-Social Forces)

1.	Each of Paygene and Warrantee warrants to the other party that it (in the case of a corporation, any of its representatives, executive officers, or any person who substantially controls the management) does not fall under any of the following items and has not done any of the following actions and that it will not fall under any of the following items in the future.

(1)	An organized crime group, a member of an organized crime group, a person who was a member of an organized crime group within the past 5 years, an associate member of an organized crime group, a company affiliated with an organized crime group, a racketeering group, groups engaging in criminal activities under the pretext of conducting social campaigns, crime groups or individuals specialized in intellectual crimes, who pursues economic profit through the methods of violence, power and fraud (hereinafter referred to as "Anti-Social Force").

(2)	Through administrative agencies, public institutions (including but not limited to stock exchanges), or financial institutions (Including banks, brokerage firms, and other financial institutions), where it becomes clear that a person is an Anti-Social Force or has or had some relationship with Anti-Social Force, such as providing or provided funds to a person who has been identified as an Anti-Social Force.

(3)	A person who themselves or through the use of third parties conducts (i) demand with violence, (ii) an unreasonable demand beyond its legal entitlement, (iii) use of intimidating words or actions, (iv) damages the credit or obstructs the business of the other party by spreading false rumors or by the use of fraudulent means, or any other equivalent actions of above.

(4)	A person who themselves or through the use of third parties, tells the other party that such person or its related person is an Anti-Social Force.

(5)	Other actions in accordance with the previous issue.

2.	Paygene and Warrantee will notify the other party if the other party (in the case of a corporation, any of its representatives, officers, or any person who substantially controls management) falls under any of the items in the preceding article, or if he/she commits an act that falls under any of the items, this Agreement can be terminated without notice.

3.	The party who has terminated this Agreement pursuant to the preceding paragraph shall not be liable for compensation to the other party for any damages caused by the termination.

Article 8 (Indemnity)

Paygene shall be responsible for all invoices, claims, complaints, etc. by any clinic (hereinafter referred to as "claims" in this Article 8), and Warrantee shall be exempted from the liability and indemnified from all claims, etc. by any clinic made against Warrantee. However, this shall not apply if the claims are attributable to Warrantee's willful misconduct or gross negligence.

Article 9 (Term)

The term of this Agreement shall be one month from the date of the execution of this Agreement. However, the term of this Agreement shall be extended for another one month unless either Paygene or Warrantee notifies to the other party of its intent not to extend at least one month prior to the expiration date, and the same shall apply thereafter.

Article 10 (Consultation)

If any matter not stipulated in this Agreement or any doubt about the interpretation of this Agreement arises, Paygene and Warrantee shall resolve it after consultation in good faith.

Article 11 (Jurisdiction and governing law)

For any and all disputes arising in connection with this Agreement, the Tokyo District Court shall be the exclusive agreed jurisdiction for the first instance. This Agreement shall be construed in accordance with the laws of Japan.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, signed and sealed, and each party retaining one original in its possession respectively.

April 1, 2021

Warrantee	2-4-1 Doshomachi, Chuo-ku, Osaka-shi, Osaka KITAHAMA CRAFT Room 1103
Warrantee Inc.
Managing Director Shouno Yusuke [Stamped Seal]

Paygene	1-25-2-206 Komaba, Meguro-ku, Tokyo Prestige Komaba
Paygene Co., Ltd.
Managing Director Matsuki Seira [Stamped Seal]

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